UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
(Name of Registrant As Specified In Its Charter)
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Information Statement

PACE® Select Advisors Trust

PACE® Large Co Growth Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

December 21, 2012

Dear Shareholder,

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of PACE Large Co Growth Equity Investments (the "Fund"), selects investment advisors for the Fund, a portfolio of PACE Select Advisors Trust (the "Trust") subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going review and due diligence by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Trust's Board has appointed J.P. Morgan Investment Management Inc. ("J.P Morgan") to serve as a new, additional investment advisor to the Fund. J.P. Morgan assumed investment advisory responsibility with respect to a portion of the Fund's portfolio effective as of October 5, 2012. In addition, at the recommendation of UBS Global AM, the Trust's Board has terminated Marsico Capital Management, LLC and Wellington Management Company, LLP as investment advisors to the Fund, effective as of the close of business on October 4, 2012. Delaware Management Company and Roxbury Capital Management, LLC continue to serve as the Fund's investment advisors, and each is responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each

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employing different investment strategies, as discussed in the Fund's prospectus. The Fund's investment objective and policies and fees and expenses have not changed as a result of these changes in investment advisors.

The relative value of each investment advisor's share of the Fund's assets may change over time.

Please note that this transaction does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACE Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program; other share classes are offered to investors not participating in the PACE Program.

Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS Global AM manages the investment operations of the Trust, administers the Trust's affairs, and is responsible for the selection, subject to review and approval by the Board, of the investment advisors for each of the portfolios of the Trust (other than PACE® Money Market Investments), including the Fund. UBS Global Asset Management (US) Inc. ("UBS Global AM (US)"), an affiliate of UBS Global AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS Global AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS Global AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of September 30, 2012, UBS Global AM had approximately $152 billion in assets under management. UBS Global AM is an indirect, wholly-owned asset management subsidiary of UBS AG and a member of the UBS Global Asset Management Division, which had approximately $625 billion in assets under management worldwide as of September 30, 2012. UBS AG is an internationally diversified organization headquartered in Zurich and Basel, Switzerland with operations in many areas of the financial services industry. The principal business offices of UBS Global AM are located at One North Wacker Drive, Chicago, Illinois 60606 and 1285 Avenue of the Americas, New York, New York 10019-6028. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

Table of Contents  Page

Information regarding the PACESM Select Advisors Program	iii
PACE Large Co Growth Equity Investments	1
Background	1
Investment strategies of J.P. Morgan	1
New Sub-Advisory Agreement	2
Trustees' considerations	4
Additional information	6
SEC exemptive order	6
Additional information about UBS Global AM, UBS Global AM (US) and UBS AG	7
Additional information about J.P. Morgan	7
Reports to shareholders	11

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PACE Large Co Growth Equity Investments

Background

In connection with its duties as the investment manager for the Trust, pursuant to the Management Agreement, UBS Global AM reviews and evaluates the Trust's investment advisors on an ongoing basis. At a meeting held on September 27, 2012 and pursuant to UBS Global AM's recommendation, the Board approved J.P. Morgan as a new investment advisor for the Fund and approved a corresponding investment sub-advisory agreement between UBS Global AM and J.P. Morgan (the "Sub-Advisory Agreement"). J.P. Morgan assumed investment advisory responsibility with respect to a separate portion ("Allocated Portion") of the Fund's portfolio effective October 5, 2012.

The Trustees determined to initially approve the Sub-Advisory Agreement after a thorough analysis of the proposed services to be provided by J.P. Morgan. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under "PACE Large Co Growth Equity Investments—Trustees' considerations."

Investment strategies of J.P. Morgan

With respect to its Allocated Portion, J.P. Morgan invests primarily in a focused portfolio of equity securities of large capitalization companies. J.P. Morgan considers large capitalization companies to be companies with market capitalizations equal to those within the universe of the Russell 1000® Growth Index at the time of purchase. Although J.P. Morgan will invest primarily in equity securities of U.S. companies, it may invest in foreign securities, including depositary receipts. J.P. Morgan utilizes a combination of qualitative analysis and quantitative metrics in order to seek to achieve target returns which are higher than those of the Fund's benchmark while attempting to maintain a moderate risk profile. J.P. Morgan employs a process that combines research, valuation and stock selection to identify companies that have a history of above-average growth or which it believes will achieve above-average growth in the future, and looks for companies with leading competitive positions, predictable and durable business models and management that can achieve sustained growth. J.P. Morgan's analysis focuses on companies where the market has started to recognize the existence of positive fundamentals or where structural reasons exist for companies to continue to exceed market expectations over the intermediate to long-term.

J.P. Morgan may sell a security for several reasons. J.P. Morgan may sell a security: due to a change in the company's fundamentals or a change in the original reason for purchase of an investment; if it no longer considers the security to be reasonably valued; or if it identifies a stock that it believes offers a better investment opportunity.

New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS Global AM and any written guidelines adopted by the Board or UBS Global AM, J.P. Morgan will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act"), and any rules thereunder, the governing documents of the Trust, the fundamental policies of the Trust and the Fund, as reflected in the Trust's registration statement, and any policies and determinations of the Trustees.

Under the Sub-Advisory Agreement, J.P. Morgan will pay for all expenses incurred by it in connection with its services to its Allocation Portion, but J.P. Morgan will not be responsible for any expenses incurred by the Trust, the Fund or UBS Global AM.

As compensation for its services to the Fund under the Sub-Advisory Agreement, J.P. Morgan is entitled to receive fees from UBS Global AM (not the Fund), computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion.

During the Fund's last full fiscal year ended July 31, 2012, UBS Global AM did not pay or accrue investment advisory fees to J.P. Morgan with respect to the Fund because J.P. Morgan was not yet serving as an investment advisor to the Fund.

The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Trustees or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to J.P. Morgan. UBS Global AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to J.P. Morgan; (ii) upon material breach by J.P. Morgan of the representations, warranties and agreements contained in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, J.P. Morgan becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that J.P. Morgan may terminate the Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS Global AM. The Sub-Advisory Agreement terminates automatically in the event of its "assignment," as defined in the Investment Company Act.

As described below under "Additional information—SEC exemptive order," UBS Global AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreement provides that J.P. Morgan shall not be liable to UBS Global AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS Global AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting held on September 27, 2012, the members of the Board, including the Independent Trustees, considered and approved the proposed Sub-Advisory Agreement between UBS Global AM and J.P. Morgan with respect to the Fund. In considering the approval of the Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS Global AM. The Board recognized its familiarity with UBS Global AM and the investment management and sub-advisory agreements for this and the other portfolios of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios, and noted that it had previously received a memorandum from its independent legal counsel discussing, among other things, the duties of the Board members in considering approval of management and sub-advisory agreements. The Board also received a memorandum from UBS Global AM discussing UBS Global AM's reasons for recommending J.P. Morgan as an investment advisor to the Fund.

In its consideration of the approval of the Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Sub-Advisory Agreement—The Board's evaluation of the services to be provided by J.P. Morgan to the Fund took into account the Board's knowledge and familiarity gained as Board members of funds in the UBS New York fund complex, including the Trust and its portfolios. The Board considered management's reasons for recommending J.P.

Morgan as an additional investment advisor to the Fund, including its belief that J.P. Morgan's strategy will complement the two retained investment advisors by bringing a momentum biased growth style to the Fund and provide additional diversification. The Board also received materials from J.P. Morgan detailing the investment advisor's investment philosophy and met with representatives of J.P. Morgan, who discussed with the Board their investment philosophies and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreement.

Sub-Advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS Global AM to J.P. Morgan in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by J.P. Morgan. The Board noted that the proposed contractual sub-advisory fee was in line with the sub-advisory fees paid to the Fund's current investment advisors. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Sub-Advisory Agreement.

Fund performance—The Board received and considered composite performance information provided by J.P. Morgan. The Board also noted that, as J.P. Morgan would be a new investment advisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Sub-Advisory Agreement.

Advisor profitability—Profitability of J.P. Morgan or its affiliates or UBS Global AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS Global AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS Global AM, not by the Fund,

consideration of economies of scale with respect specifically to the sub-advisory fee was not relevant.

Other benefits to J.P. Morgan—The Board was informed by management that J.P. Morgan's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that J.P. Morgan would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that J.P. Morgan could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as an investment advisor to the Fund after an extensive review process. Similarly, the Fund could benefit from having an investment advisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board approved the proposed Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS Global AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS Global AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS Global AM, UBS Global AM (US) and UBS AG

UBS Global AM, a Delaware corporation, is the manager and administrator of the Fund. UBS Global AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS Global AM's principal business offices are located at One North Wacker Drive, Chicago, Illinois 60606 and 1285 Avenue of the Americas, New York, New York 10019-6028. UBS Global AM (US) is located at 1285 Avenue of the Americas, New York, New York 10019-6028. UBS Global AM and UBS Global AM (US) are indirect wholly-owned subsidiaries of UBS AG. UBS Global AM is a member of the UBS Global Asset Management Division, which had approximately $625 billion in assets under management worldwide as of September 30, 2012 and is an investment advisor registered with the SEC. UBS AG is an internationally diversified organization with headquarters in Zurich and Basel, Switzerland with operations in many areas of the financial services industry. As of September 30, 2012, UBS Global AM had approximately $152 billion in assets under management.

Additional information about J.P. Morgan

J.P. Morgan is located at 270 Park Avenue, New York, New York 10017 and is a wholly-owned subsidiary of JP Morgan Asset Management Holdings Inc., which is located at 270 Park Avenue, New York, New York 10017 and is a wholly owned subsidiary of JPMorgan Chase & Co., a bank holding company and global financial services firm located at 270 Park Avenue, New York, New York 10017. J.P. Morgan has a long tradition of asset management and is one of the world's premier financial institutions, widely respected for its capital strength, global investment expertise, and integrity. As of September 30, 2012, J.P. Morgan and its affiliates had over $1.4 trillion in assets under management.

Gregory B. Luttrell, managing director, is a portfolio manager in the U.S. Equity Group responsible for managing the Concentrated Large Cap Growth Strategy. Prior to joining the firm in 2007, Mr. Luttrell worked as a portfolio manager at TIAA-CREF where he managed large cap growth and mid cap growth funds. Mr. Luttrell also has had previous experience as an analyst covering the healthcare, financial services and technology sectors. Mr. Luttrell has served as a portfolio manager of the Fund since October 2012.

The principal executive officers and directors of J.P. Morgan, as of the date of this document, are set forth below:

Name and Address	Position with J.P. Morgan**
Joseph Azelby*	Director/CIO-Global Head of Real Estate/Managing Director
Joseph Bertini*	Chief Compliance Officer/Managing Director
Seth Bernstein*	Director/Global Head of AM Solutions/Managing Director
George Gatch*	Director/CEO/President/Managing Director
Catherine Ann Keating*	Director/CEO/Managing Director
Martin Porter*	CIO-Global Head of Equities & Balanced Group/Managing Director
Scott Richter 1111 Polaris Parkway, Floor 4P Columbus, OH, 43240-2050, United States	Secretary/Chief Legal Officer/Managing Director
Paul Quinsee*	Director/Managing Director

Name and Address	Position with J.P. Morgan**
Peter Schwicht 20 Finsbury Street, Floor 06 London, EC2Y 9AQ, United Kingdom	Director/Managing Director
Craig Sullivan*	Director/CFO/Managing Director
Lawrence Unrein*	Director/CIO-Global Head of Private Equity/Managing Director
Robert Young 460 Polaris Pkwy, Floor 02 Westerville, OH, 43082, United States	Director/COO/Managing Director

*  The business address for each of these principal executive officers and directors is 270 Park Avenue, New York, New York 10017.

**  None of the principal executive officers, directors and executive management committee members, of J.P. Morgan listed above has other principal employment other than his or her respective position with J.P. Morgan.

Below is information concerning another registered investment company with a similar investment objective as the Fund, for which J.P. Morgan acts as an investment advisor:

Fund	Assets under management* (as of September 30, 2012, in thousands)	Fee rate (as a percentage of average daily net assets)
JPMorgan Dynamic Growth Fund	$39,800	0.60%

*  Approximate value.

During the last fiscal year, the Fund paid commissions totaling approximately $19,977 to JPMorgan Securities Inc., an affiliate of J.P. Morgan, which represented approximately 3.35% of the Fund's total commissions during that period.

Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

*****

If you have any questions, please contact your investment professional.

December 21, 2012
1285 Avenue of the Americas
New York, New York 10019-6028

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Information Statement—Notice

PACE® Select Advisors Trust

PACE® Large Co Growth Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

December 21, 2012

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Large Co Growth Equity Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of the Fund, selects investment advisors for the Fund subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going review and due diligence by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Trust's Board has appointed J.P. Morgan Investment Management Inc. ("J.P Morgan") to serve as a new, additional investment advisor to the Fund. J.P. Morgan assumed investment advisory responsibility with respect to a portion of the Fund's portfolio effective as of October 5, 2012. In addition, at the recommendation of UBS Global AM, the Trust's Board has terminated Marsico Capital

Management, LLC and Wellington Management Company, LLP as investment advisors to the Fund, effective as of the close of business on October 4, 2012. Delaware Management Company and Roxbury Capital Management, LLC continue to serve as the Fund's investment advisors, and each is responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The Fund's investment objective and policies and fees and expenses have not changed as a result of these changes in investment advisors. The relative value of each investment advisor's share of the Fund's assets may change over time. Additional information about UBS Global AM, J.P. Morgan, the Sub-Advisory Agreement between UBS Global AM and J.P. Morgan with respect to the Fund, and the Board's approval of this Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS Global AM and the Trust from the Securities and Exchange Commission, the hiring of J.P. Morgan on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about December 31, 2012 to the Fund's shareholders of record as of December 10, 2012. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until March 31, 2013. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793-8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.

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